Exhibit 10.2

AMENDED AND RESTATED REVOLVING NOTE

$40,000,000

Birmingham, Alabama

September 1, 2024

FOR VALUE RECEIVED, BRIDGEWATER BANCSHARES, INC., a corporation organized under the laws of the State of Minnesota (the “Borrower”), promises to pay to the order of SERVISFIRST BANK, an Alabama banking corporation (hereinafter called the “Lender” or, together with any other holder of this note, the “Holder”), the principal sum of FORTY MILLION and 00/100 DOLLARS ($40,000,000) or the aggregate unpaid principal sum advanced hereunder, whichever is less, together with interest on the unpaid balance of said principal sum outstanding from time to time, from the date hereof until paid in full, at the Interest Rate in effect from time to time under that certain Loan and Security Agreement dated March 1, 2021 and subsequently amended, including the Third Amendment dated September 1, 2024, by and between the Borrower and the Lender (as may be further amended from time to time, the “Loan Agreement”; capitalized terms used herein but not otherwise defined herein shall have the meaning assigned to them in the Loan Agreement).  Interest shall be calculated on the basis of a 360-day year, by multiplying the product of the principal amount outstanding and the applicable rate by the actual number of days elapsed, and dividing by 360.

This note evidences indebtedness of the Borrower under a revolving line of credit extended by the Lender to the Borrower.  In connection therewith, subject to the terms of the Loan Agreement, the Borrower may borrow, repay without penalty or premium, and reborrow hereunder, from the date hereof until the Maturity Date.  It is contemplated that by reason of prepayments hereon there may be times when no indebtedness is owing hereunder.  Notwithstanding any such occurrence, this note shall remain valid and shall be in full force and effect as to each principal advance made hereunder subsequent to each such occurrence.  Each principal advance and each payment thereon made pursuant to this note shall be reflected by the notations made by the Lender on the internal records of the Lender, and the Lender is hereby authorized to record thereon such principal advances and payments with copies of such notations provided to Borrower, which copies shall be deemed a part of this note.   The aggregate unpaid amounts reflected by the notations on said internal records shall be deemed rebuttably presumptive evidence of the principal amount remaining outstanding and unpaid on this note.  No failure of the Lender to record any advance or payment shall limit or otherwise affect the obligation of the Borrower hereunder with respect to any advance, and no payment of the principal by the Borrower shall be affected by the failure of the Lender to record the same.

Principal and interest on the indebtedness evidenced by this note shall be due and payable at such times, and on such other terms and conditions, as are set forth in the Loan Agreement.  To the extent the Loan Agreement would require the Borrower to pay late fees or other amounts to the Lender under certain circumstances, the Borrower shall pay such late fees and other amounts in accordance with the terms of the Loan Agreement.  To the extent the Loan Agreement would increase the interest rate payable on the indebtedness evidenced by this note under certain default conditions or other circumstances, such interest rate shall be increased in accordance with the terms of the Loan Agreement.

All payments due under this note shall be made to the Holder at the office of the Lender at 2500 Woodcrest Place, Birmingham, Alabama 35209, or at such other place as the Holder may designate.  All such payments shall be made in legal tender of the United States of America in immediately available funds.  If any payment of principal or interest on this note shall become due on a Saturday, Sunday or any day on which the Holder is legally closed to business, such payment shall automatically be deemed to be due on the next succeeding business day.  Time is of the essence with respect to the payment of every installment of principal and of interest hereunder and the performance of every other covenant made by the undersigned under this note, the Loan Agreement, the Collateral Documents and any agreement which secures the payment of this note.

The Borrower hereby waives demand, presentment, dishonor, notice of dishonor and any other requirement necessary to hold it obligated hereon.  The Borrower hereby agrees that any collateral now or hereafter held for the obligations of the Borrower under this note may hereafter be released, compromised, or exchanged, and that the Holder may fail to perfect its lien or security interest in such collateral or may permit the perfection of its lien or security interest in such collateral to lapse, all without in any way affecting or releasing the liability of the Borrower under this note.

The Borrower agrees to pay all intangibles taxes, documentary stamp taxes, recording fees or taxes and other taxes and fees due to any governmental authority in connection with the execution and delivery of this note, the Loan Agreement, or any other agreement that provides collateral for this note.  The Borrower agrees to pay all costs and expenses, including reasonable attorneys’ fee, incurred by the Holder of this note in collecting or attempting to collect this note.

The Holder shall not by any act, delay, omission or otherwise be deemed to have waived any of its rights or remedies under this note, the Loan Agreement, any agreement which provides collateral for this note, or applicable law.  All rights and remedies of the Holder under this note, the Loan Agreement, any such agreement providing collateral for this note, and applicable law shall be cumulative and may be exercised successively or concurrently.  This note shall be governed by and construed in accordance with the laws of the United States and of the State of Alabama.  Any provision of this note which shall be deemed to be unenforceable or invalid under any such law shall be ineffective only to the extent of such unenforceability or invalidity, without affecting the enforceability or validity of any other provision hereof.

This note has been executed by the Borrower without condition that anyone else should sign or become bound hereunder and without any other conditions whatever being made.  The provisions hereof are binding on the successors and assigns of the Borrower, and shall inure to the benefit of the Holder, its successors and assigns.

This note amends and restates that certain Amended and Restated Revolving Note made by Borrower and payable to Lender in the original principal amount of $40,000,000, dated September 1, 2022 (the “Amended Note”). Borrower acknowledges and agrees that this note is issued in substitution for and replacement of, but not in payment of, the Amended Note. This note shall in no event be deemed to constitute a waiver, novation, release, discharge or other extinguishment of the indebtedness evidenced by the Amended Note, which continues in full force and effect, as amended and restated by the terms of this note.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Revolving Note as an instrument under seal on the date first above written.

bridgewater bancshares, INC.
By:
Name:	Joe Chybowski
Its:	President & Chief Financial Officer

Address:Bridgewater Bancshares, Inc.

4450 Excelsior Blvd, Ste. 100

St. Louis Park, MN 55416

Attention: Jerry Baack

Tax ID Number: 26-0113412

[Signature Page to Amended and Restated Revolving Note]